Exhibit 99.3

FOR IMMEDIATE RELEASE

FAIRPOINT SELECTS NEW BILLING PLATFORM

Reaches favorable settlement with current billing provider

CHARLOTTE, N.C. (November 8, 2005) – FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”) today announced that it will transition from its current billing provider to a new billing provider. As a result of FairPoint’s settlement with its current billing provider, the conversion process is expected to be completed at very little additional cost to the Company.

FairPoint’s current billing provider has contracted to sell the software underlying the Company’s current billing system and has agreed not to add any new customers to its service bureau platform. FairPoint has selected Mid America Computer Corporation (MACC) as its new provider of billing services. The MACC-Customer Master platform is currently running in 223 independent telecommunications companies.

FairPoint estimates that the cost to convert all of its companies to the new billing service provider will be approximately $5.5 million. FairPoint is due to receive $4.0 million from its current billing provider, and will not be required to pay $1.2 million in accrued but unpaid conversion fees. FairPoint expects to complete the conversion process for most of its companies by the middle of 2006, with all companies being converted by early 2007.

“We expect a much smoother conversion because we now have an experienced telecom billing partner in MACC and a seasoned project team who know what to anticipate as we move through this process,” said Gene Johnson, CEO for FairPoint. “Our experiences have taught us to choose vendors who have an intimate knowledge of our industry. MACC has been in operation in telecommunications billing for over 30 years. They know our business and we know them well. Our Midwest companies have been operating on the legacy MACC platform for years, so our confidence in MACC is high. In addition, MACC has dramatically increased the functionality of its platform since we initially looked at it several years ago, making it a leader in the telecommunications billing industry.”

The MACC-Customer Master platform includes features that will allow increased opportunities for FairPoint. These include enhanced target marketing capabilities, customized bills, and clear organization of customer data to assist customer service, sales and technical personnel. MACC’s systems and processes are known for good quality assurance and effective change management.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 28 rural local exchange companies (RLECs) located in 17 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

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